Exhibit 10.12

INVOICE DISCOUNTING / FACTORING AGREEMENT

A.	PARTIES

This Invoice Discounting / Factoring Agreement is made on 21 AUG 2017 between The Hongkong and Shanghai Banking Corporation Limited of 1 Queen's Road Central, Hong Kong (the "Bank") and the person whose particulars are set out in the Client Particulars below (the "Client").

B.	INCORPORATION OF TERMS

The Bank's Standard Conditions For Invoice Discounting / Factoring (the "Conditions", which is attached hereto) is incorporated into this Invoice Discounting / Factoring Agreement as if the Conditions were written in full herein. The Client acknowledges that it has received and read the Conditions and agrees to be bound by the Conditions, and any reference to this Invoice Discounting / Factoring Agreement shall be deemed to refer to this Invoice Discounting / Factoring Agreement incorporating the Conditions.

Each Offer Letter (including any supplemental letter(s) and schedule(s) thereof) and each Customer Limit Advice issued by the Bank to the Client from time to time shall supplement this Invoice Discounting / Factoring Agreement and accordingly this Invoice Discounting / Factoring Agreement together with the Offer Letter shall constitute one single agreement between the Bank and the Client with respect to the debts purchase services.

C.	GOVERNING LAW

This Invoice Discounting / Factoring Agreement is governed by and construed in accordance with the laws of Hong Kong.

D.	MISCELLANEOUS

No person other than Client and Bank will have any right under the Contracts (Rights of Third Parties) Ordinance to enforce or enjoy the benefit of any of the provisions of this Invoice Discounting / Factoring Agreement.

Client Particulars

Name:	TREASURE SUCCESS INTERNATIONAL LIMITED
Address:	19/F FORD GLORY PLAZA,37-39 WING HONG STREET, CHEUNG SHA WAN KLN
Company Number (if applicable):	2398596

Page 1/5

Execution Page

THE BANK

Signed for and on behalf of The Hongkong and Shanghai Banking Corporation Limited by Yu Chit Kin Tony 053658 Wong Mei Chun Miranda 02281 (Name of Signatory)	Signature /s/ Yu Chit Kin Tony /s/ Wong Mei Chun Miranda

THE CLIENT

A.	Executed under the Seal of the Client in the presence of the following Director(s) and/or Secretary:

Name of Client: TREASURE SUCCESS INTERNATIONAL LIMITED
Signature of Director/Secretary /s/ Choi Lin Hung	Signature of Director/Secretary
Full Name (in Block Letters) Choi Lin Hung	Full Name (in Block Letters)

Address	Address

Identification Document Type and Number E721641(A)	Identification Document Type and Number

Duly Authorised by a Board Resolution Dated 21-August-2017	Duly Authorised by a Board Resolution Dated

Witnessed by:

Signature of Witness /s/ Ho Wai Kuong	Signature of Witness

Full Name (in Block Letters) Ho Wai Kuong	Full Name (in Block Letters)

Office	Office

Identification Document Type and Number P116364(O)	Identification Document Type and Number

INVOICE DISCOUNTING / FACTORING AGREEMENT	Page 2/5

B.	Executed as a deed and signed by the following Director(s) and, if applicable, Secretary on behalf of the Client:

Name of Client: TREASURE SUCCESS INTERNATIONAL LIMITED
Signature of Director/Secretary	Signature of Director/Secretary

Full Name (in Block Letters)	Full Name (in Block Letters)

Address	Address

Identification Document Type and Number	Identification Document Type and Number

Duly Authorised by a Board Resolution Dated	Duly Authorised by a Board Resolution Dated

Witnessed by:

Signature of Witness	Signature of Witness

Full Name (in Block Letters)	Full Name (in Block Letters)

Office	Office

Identification Document Type and Number	Identification Document Type and Number

[FOR SOLE PROPRIETORSHIP/PARTNERSHIP ONLY] – Please delete if not applicable

Executed as a Deed and Signed, Sealed and Delivered by

Name of Signatory	Signature
Title

Name of Signatory	Signature
Title

INVOICE DISCOUNTING / FACTORING AGREEMENT	Page 3/5

Witness

Signature	Full Name (in Block Letters)
Identification Document Type and Number
Address

INVOICE DISCOUNTING / FACTORING AGREEMENT	Page 4/5

THE HONGKONG AND SHANGHAI BANKING
CORPORATION LIMITED

STANDARD CONDITIONS FOR
INVOICE DISCOUNTING / FACTORING

INVOICE DISCOUNTING / FACTORING AGREEMENT	Page 5/5

CONTENTS

1.	DEFINITIONS AND INTERPRETATION	2
2.	DURATION OF THIS AGREEMENT	11
3.	PURCHASE OF DEBTS	11
4.	NOTIFICATION OF DEBTS	11
5.	PURCHASE PRICE OF DEBTS	12
6.	CREDIT COVER LIMITS AND FUNDING LIMITS	14
7.	PREPAYMENT OF PURCHASE PRICE	14
8.	ACCOUNTS AND STATEMENTS	15
9.	COLLECTION OF DEBTS	16
10.	DISPUTES	19
11.	CHARGES AND EXPENSES	20
12.	PAYMENT AND ALLOWANCE	20
13.	INSURANCE	21
14.	RETURNED GOODS	23
15.	SUPPLY OF INFORMATION AND RECORDS KEEPING	23
16.	REPRESENTATIONS AND WARRANTIES	23
17.	UNDERTAKINGS	26
18.	TERMINATION	28
19.	POWER OF ATTORNEY AND FURTHER ASSURANCE	30
20.	LIMITATION ON LIABILITY	31
21.	VARIATION	31
22.	INTERFACTORING ARRANGEMENT	31
23.	INFORMATION AND DISCLOSURE	31
24.	SET-OFF AND DEBIT	33
25.	CLIENT'S INSTRUCTIONS	33
26.	INDEMNITY	33
27.	ERECEIVABLEFINANCE FACILITY	34
28.	ASSIGNMENT	34
29.	NOTICES	34
30.	SEVERABILITY	35
31.	GOVERNING LAW AND JURISDICTION	35
32.	MISCELLANEOUS	35
CREDIT PROTECTION SCHEDULE		36

STANDARD CONDITIONS FOR INVOICE DISCOUNTING / FACTORING	i

Important Note:	These Standard Conditions for Invoice Discounting / Factoring ("these Conditions") are incorporated into, and form part of, the Invoice Discounting / Factoring Agreement between the Bank and the Client.

1.	Definitions and Interpretation

1.1	In these Conditions:

"this Agreement" comprises the Invoice Discounting / Factoring Agreement between the Bank and the Client incorporating these Conditions (collectively, the "Invoice Discounting / Factoring Agreement"), the Offer Letter and any schedule or other document expressly incorporated into such Invoice Discounting / Factoring Agreement or such Offer Letter and any replacement of, or any amendment to, any of them;

"Assignee" means a person to whom any Debt is assigned by the Bank including any Correspondent Factor;

"Authorized Person(s)" means the person(s) authorized by the Client to give instructions to the Bank in connection with this Agreement as notified to and accepted by the Bank from time to time;

"Availability" means the amount equivalent to the Net Invoice Amounts of Outstanding Notified Debts (calculated in Hong Kong dollars at the Exchange Rate at the time of calculation) minus all of the following items:-

(i)	the Retention to be held by the Bank at its sole discretion;

(ii)	the Funds In Use;

(iii)	all Service Charges, Discounting Charges and other fees and commissions to be paid by the Client to the Bank (except to the extent that they have been added to Funds In Use);

(iv)	all payments pending to be made by the Bank to the Client, provided that the amount calculated above (when aggregated with the Funds In Use) shall not exceed the Funds In Use Limit;

"Bank" means The Hongkong and Shanghai Banking Corporation Limited and its successors and assigns;

"Bank's Group" means the group comprising the Bank, its branches and offices, wherever situated; the holding company of the Bank; the subsidiaries and affiliates of the Bank and the subsidiaries and affiliates of that holding company;

"Business Day" means a day (other than a Saturday and Sunday) on which the Bank is open for business in Hong Kong;

"Client" means the person whose name is set out in the Client Particulars in the Invoice Discounting / Factoring Agreement;

"Client's Associate" means:-

(a)	any subsidiary, holding company or related company of the Client or any subsidiary or related company of that holding company; or

STANDARD CONDITIONS FOR INVOICE DISCOUNTING / FACTORING

(b)	any director, partner, shareholder or employee of the Client or of any Client's Associate; or

(c)	any person directly or indirectly controlled by the Client and/or any Client's Associate or which controls the Client or any Client's Associate directly or indirectly or is controlled directly or indirectly by the same company which directly or indirectly controls the Client or any Client's Associate; or

(d)	any person (or its business) in which the Client or any Client's Associate has a material interest or any person which has a material interest in the Client or any Client's Associate (or its business); or

(e)	any person from which the Client is not wholly legally or financially independent; or

(f)	any person in which the Client directly or indirectly holds any share(s) or other interest or in which the Client can exert influence on management, administration or business decisions or any person which directly or indirectly holds any share(s) or other interest in the Client or any Client's Associate or which can exert influence on the management, administration or business decisions of the Client or any Client's Associate;

"Collection Date" means, in relation to any Debt, the date on which the Bank receives the cleared funds in payment of such Debt;

"Commencement Date" means the date of the Invoice Discounting / Factoring Agreement;

"Concentration Percentage" means the percentage specified as such in the Offer Letter, being the maximum percentage of all Outstanding Notified Debts against which the Bank may allow Prepayments to be made in or towards payment of the Purchase Price of the Debts due from the same Customer;

"Contract of Sale" means a contract (in any form, including a purchase order) for the supply or provision of Goods by the Client (or agent(s) of the Client) to a Customer at any time;

"Correspondent Factor" has the meaning given to it in condition 22.1;

"Credit Cover Currency" means the currency, if any, specified as such in a Customer Limit Advice;

"Credit Cover Exchange Rate" means the currency exchange rate, if any, specified as such in a Customer Limit Advice;

"Credit Cover Limit" means the maximum amount determined by the Bank up to which Notified Debts (or any part of such Debts) due from a Customer may be designated as Credit Protected Debts;

"Credit Cover Percentage" means the percentage specified in or referred to as such in respect of a Customer in the Offer Letter or in a Customer Limit Advice;

"Credit Protected Debt" means a Debt which is treated as a Credit Protected Debt in accordance with the provisions in the Credit Protection Schedule to these Conditions and has not become an Unprotected Debt under this Agreement, and "Credit Protected" when used in relation to a Debt shall be construed accordingly;

"Credit Protection Event" means, with respect to a Customer, any event specified in or referred to as such in a Customer Limit Advice in respect of such Customer;

STANDARD CONDITIONS FOR INVOICE DISCOUNTING / FACTORING

"Customer" means a person which incurs any obligation to make payment to the Client under a Contract of Sale and which is accepted or approved by the Bank as a Customer for the purposes of this Agreement;

"Customer Default" means any of the following events:

(i)	any Debt of a Customer is overdue for payment past the expiry of the Maximum Extension Period (or such other period as determined by the Bank);

(ii)	the Customer becomes Insolvent or the Customer is subject to any event or matter described in paragraph (A) of the definition of "Insolvency" in these Conditions;

(iii)	the Customer is unable to pay any Debt due to any Extraordinary Event; or

(iv)	any situation of the Customer resulting from the occurrence of any dishonour or non- payment of a bill of exchange, promissory note, cheque or direct debit upon its first presentation for payment;

"Customer Limit Advice" means each notice or advice from time to time issued by the Bank to the Client notifying the Client of, inter alia, the Funding Limit and/or the Credit Cover Limit in relation to a Customer or Customers;

"Debt" means a debt (including any tax or duty payable) and any other obligation incurred by a Customer under a Contract of Sale together with its Related Rights;

"Delivered" means:-

(a)	in relation to Goods, (i) delivered to the possession of the Customer in accordance with the Contract of Sale and (ii) the acceptance of the delivery of the Goods and taking possession of the Goods by the Customer; and

(b)	in relation to services, complete performance, and

"delivery" shall be construed accordingly;

"Discounting Account" means the account maintained in the Bank's record in the Client's name reflecting the Funds In Use;

"Discounting Charge" means the charge calculated on the Funds In Use at the relevant rate(s) specified in the Offer Letter;

"Dispute" refers to any situation where a Customer fails to accept Goods, any transport document or an invoice or raises a dispute, defence, counterclaim or set-off in relation to any Debt or Contract of Sale, including any defence arising from a claim to the proceeds of the Debt by any third party;

"Eligible Currencies" means such currencies specified by the Bank from time to time as being the currencies in which a Debt may be denominated;

"Eligible Debt" means:

(i)	an Outstanding Credit Protected Debt; or

(ii)	a Notified Unprotected Debt owing by a Customer which is Outstanding and within a Funding Limit when aggregated with all other Outstanding Debts then owing by the same Customer, and where only a portion of such Notified Debt is within the Funding Limit, only such portion of the Debt shall be treated as an Eligible Debt,

STANDARD CONDITIONS FOR INVOICE DISCOUNTING / FACTORING

but shall exclude any of the following Debts:-

(i)	any Debt which is subject to or otherwise affected by a Dispute;

(ii)	any Debt, the payment of which by the relevant Customer is or becomes prohibited, restricted or suspended by reason of an Extraordinary Event;

(iii)	any Debt which is at any time the subject of a breach of any representation, warranty, undertaking or obligation by the Client;

(iv)	any Unprotected Debt which remains unpaid (whether wholly or partly) at or after the end of the Eligible Debt Grace Period;

(v)	any Unprotected Debt owing by an Insolvent Customer;

(vi)	any Debt owing by a Customer when aggregated with all other Outstanding Notified Debts then owing by the same Customer would exceed the Concentration Percentage of the all Outstanding Notified Debts;

(vii)	any Debt owing by a Customer when aggregated with all other Outstanding Debts then owing by the same Customer would exceed the Funding Limit in respect of that Customer;

(viii)	any Debt relating to the sale of moulds, tooling and samples;

(ix)	any Debt which, at the sole discretion of the Bank, is designated as Ineligible Debt;

(x)	any other Debt which pursuant to the provisions of this Agreement becomes an Ineligible Debt;

"Eligible Debt Grace Period" means the period specified as such in the Offer Letter, or if no such period specified in the Offer Letter, such period as determined by the Bank from time to time in its sole discretion;

"Encumbrance" means a mortgage, charge, pledge, lien, assignment or other encumbrance or any other type of preferential arrangement (including title transfer and retention arrangements) having a similar effect;

"Exchange Rate" means the rate for converting one currency into another currency which the Bank determines to be prevailing in the relevant foreign exchange market at the time of conversion, such determination to be conclusive and binding on the Client;

"Excluded Amount" means, in relation to a Debt, the aggregate of the following amounts:-

(i)	any interest accruing on the Debt after the original due date of payment of such Debt;

(ii)	any penalties or damages, whether contractual or otherwise, which may be required to be paid by the Customer in addition to the amount owing for such Debt;

(iii)	any losses as a result of any currency exchange rate fluctuation in respect of the Debt;

(iv)	any contractual discounts, rebates or other similar allowances with respect to such Debt;

STANDARD CONDITIONS FOR INVOICE DISCOUNTING / FACTORING

(v)	the value of the Goods not accepted by the Customer or the loss or damages of any physical damage to the Goods;

(vi)	any sum or benefit the Client has received from any source in relation to the Debt, including without limitation any sale proceeds of the Goods, realisation of any security or payment by any guarantor;

(vii)	any amount which the Customer is entitled to deduct by way of credit, set-off, counterclaim, deduction or otherwise from the Debt;

(viii)	any expenses, interest or any sale, value-added, or other similar taxes saved by the Client due to non-payment of the Debt; and

(ix)	any reduction of payment or waiver of rights mutually agreed between the Client and the Customer without the consent of the Bank;

"Extraordinary Event" means, with respect to a Debt,

(a)	a general moratorium decreed by the government of the country in which the relevant Customer is situated or in which the Debt is payable or any other measure or decision by any national, regional or local authority or state institution of any country affecting the payment of the Debt;

(b)	the occurrence of rebellion and insurrection, revolution, riot, general strike, social or political disorder, civil commotion or war (whether declared or not) and/or military or usurped power including civil war or hostilities, invasion, total or partial occupation of the territory by a foreign power or terrorist action;

(c)	any legislation, order, law, measure or decision of a government which in whole or in part prevents performance of contractual obligations by a Customer under a Contract of Sale, in particular, with regard to the transfer of funds in the currency required under the Contract of Sale (or other freely convertible currency) to the Bank or the Assignee or the conversion of a currency into the currency required for payment under the Contract of Sale or the confiscation, requisition or destruction of the Goods or prohibition on the import of the Goods or revocation of any import licence (or refusal to extend any current import licence) to the Customer;

(d)	a delay in transfer of payments caused by banks and other fund transfer systems;

(e)	the ionising, radioactive, toxic, explosive or other hazardous or contaminating properties or effects of any explosive nuclear assembly or component thereto, nuclear fuel, combustion or waste affecting the payment of the Debt;

(f)	political events or economic difficulties or legislative or administrative measures which prevent or delay the transfer to the Bank or the Assignee of payments or deposits due in respect of the Contract of Sale;

(g)	a natural disaster, flood, storm, typhoon or other act of God or any nuclear explosion or contamination, leak of radioactivity, nuclear reaction, nuclear radiation or radioactive contamination; or

STANDARD CONDITIONS FOR INVOICE DISCOUNTING / FACTORING

(h)	any other political event that prevents the payment of the Debt or the performance of contractual obligations by a Customer under a Contract of Sale,

save as otherwise expressly varied in the Offer Letter or the relevant Customer Limit Advice;

"First Loss " means, in relation to a Debt of a Customer, the amount, if any, specified as such in the Customer Limit Advice in respect of that Customer;

"Funding Limit" means the maximum amount of Outstanding Debts of a Customer in respect of which Prepayments may be made by the Bank;

"Funds In Use" or "FIU" means the total amount of payments (including Prepayments) made by the Bank to the Client in respect of Debts, plus Service Charges, Discounting Charges and other fees, charges and commissions and all other sums owing or payable by the Client to the Bank under this Agreement, but less the total amount of clear funds received by the Bank towards discharge of Debts, and less the payments in clear funds actually received by the Bank from the Client under this Agreement, which will be reflected as the balance(s) in the Discounting Account(s);

"Funds In Use Limit" or "FIU Limit" means the limit specified as such in the Offer Letter representing the aggregate maximum amount of Funds In Use permissible at any time under this Agreement;

"Goods" means any merchandise and where the context so permits, any services provided by the Client to the Customer under a Contract of Sale;

"Hong Kong" means Hong Kong Special Administrative Region of the People's Republic of China;

"Ineligible Debt" means any Debt which is not an Eligible Debt;

"Insolvency" means:-

(A)	in relation to the Client or any person which has given a guarantee, indemnity or security in respect of the Client's obligations or any other person as the context may require, any of the matters in paragraphs (a) to (h) immediately below:

(a)	the issue of a petition or application, the calling of a meeting or making proposals for any of the matter in items (b)(i) to (vii) immediately below;

(b)	any part of the Client's income or assets, being subject to:

(i)	seizure, distress or lien which has been or is being enforced; or
(ii)	enforcement of security rights; or
(iii)	execution of legal process; or
(iv)	sequestration; or
(v)	injunction; or
(vi)	attachment; or
(vii)	any other legal process;

(c)	the service of any statutory demand under the Companies Ordinance which is not withdrawn within 5 Business Days of having been made or the presentation of any winding up petition by creditors;

STANDARD CONDITIONS FOR INVOICE DISCOUNTING / FACTORING

(d)	the entry of any judgment, order or award which shall remain unsatisfied or whose terms shall not be complied with for seven days (except pending any appeal);

(e)	an application for a garnishee order by any creditor or alleged creditor of the Client or making of any assignment or composition or other arrangement for the benefit of its creditors generally;

(f)	giving notice of the intended suspension of payments of debts;

(g)	the taking of any steps for the commencement of any proceedings in respect of or the occurrence of any of the matters in sub-paragraphs (A) and (B) of this definition;

(h)	any event referred to in (B)(a) to (e) inclusive immediately below;

(B)	in relation to a Customer, any of the matters in paragraphs (a) to (e) immediately below:

(a)	in respect of a company - the passing of a resolution to wind up the company, the making of an order for the winding up of the company, the appointment of a liquidator, in each case on the ground that the company is insolvent;

(b)	in respect of a partnership - the making of an order for the winding up of the partnership or the making of orders for the bankruptcy of all or any of the partners of the partnership, in each case on the ground that the partnership or the relevant partner is insolvent;

(c)	in respect of an individual or a sole proprietor - the making of an order for his bankruptcy;

(d)	in respect of any entity other than those described in (B)(a) to (c) immediately above, the making of an order for the bankruptcy or winding up of that entity, in each case on the ground that such entity is insolvent; or

(e)	any equivalent event or procedure to those set out in (B)(a) to (d) immediately above in any jurisdiction, or where such word or expression has no counterpart in that jurisdiction, the meaning of its closest equivalent in that place, and "Insolvent" shall be construed accordingly;

"Interfactoring Arrangement" means the arrangement between the Bank and the Correspondent Factor as described in condition 22;

"Maximum Extension Period" means the period, if any, specified as such in the Customer Limit Advice [or a period of 60 days (whichever is shorter)];

"Maximum Invoicing Period" means, in relation to a Debt of a Customer, the period specified as such in the Offer Letter or in the Customer Limit Advice (calculated from the date of shipment or delivery (whichever is earlier) of the Goods;

"Maximum Term of Payment" means the period specified as such in the Offer Letter or the Customer Limit Advice;

STANDARD CONDITIONS FOR INVOICE DISCOUNTING / FACTORING

"Net Invoice Amount" in respect of a Debt means the net invoice amount of the Debt after deducting any deductions appearing in the invoice of the Debt and after deducting any credit note(s) amount(s) of the Debt;

"Notify", "Notified" or "Notification" means, in relation to a Debt, the Client's notification of the Debt to the Bank in such way as the Bank may determine, together with the Client's provision of invoice(s) and such other documents, instruments and information relating to the Debt as the Bank may from time to time require;

"Notified Debt" means a Debt in respect of which the Client has duly Notified the Bank in accordance with the terms of and within the time required in this Agreement;

"Notified Value" means the amount of a Debt as shown in the Notification submitted by the Client to the Bank;

"Offer Letter" means the offer letter (including any supplemental letter(s) thereto) from time to time issued by the Bank to the Client in connection with the Invoice Discounting/Factoring Agreement;

"Outstanding" means a Debt remaining wholly or partly unpaid;

"PRC" means the People’s Republic of China (excluding Hong Kong, the Macau Special Administrative Region and Taiwan);

"Prepayment" means a payment by the Bank to the Client on account of the Purchase Price of Debts prior to the Collection Date(s) of the Outstanding Debts;

"Prepayment Percentage" means the percentage specified as such in respect of a Customer in the Offer Letter or in a Customer Limit Advice;

"Purchase Price" means the purchase price for a Debt specified in condition 5;

"Related Rights" means in relation to a Debt:-

(a)	the Client's rights as unpaid vendor and all other rights and remedies under the Contract of Sale (whether such rights arise from or are created by statute, common law, contract or otherwise);

(b)	the benefit of all cheques, bills of exchange, instruments, securities, guarantees, letters of credit, standby letters of credit, indemnities and any insurance in connection with the Debt;

(c)	the rights to Returned Goods and the benefit of insurance in relation to the Goods;

(d)	the rights to any documents of title to the Goods and the rights to possession of all records and documents relating to the Debt or evidencing the Contract of Sale and its performance; and

(e)	the rights to the proceeds arising from or in connection with the Debts and its Related Rights described in (a) to (d) above,

(and where the context requires, a Debt means any part of a Debt);

STANDARD CONDITIONS FOR INVOICE DISCOUNTING / FACTORING

"Retention" means the amount equivalent to the aggregate of the following sums:-

(i)	the total amount of Ineligible Debts;

(ii)	the Outstanding Eligible Debts multiplied by (100% - Prepayment Percentage); and

(iii)	such other amounts as the Bank may in its absolute discretion determine to be held as unavailable for Prepayment drawings.

"Returned Goods" means any Goods relating to a Contract of Sale which a Customer rejects or returns or indicates a wish to do so or which the Bank or the Client recovers from the Customer;

"Sales Ledger Account" means the account maintained in the Bank's record in the Client's name reflecting, inter alia, the Notified Debts and the payments received in respect of the Notified Debts and where the context so admits a combination of such accounts;

"Service Charge" means a service charge specified as such in the Offer Letter;

"Termination Event" means any event specified in condition 18.1;

"Unprotected Debt" means a Debt which is not a Credit Protected Debt, including any Credit Protected Debt which has subsequently become an Unprotected Debt and any Debt which is Outstanding at the time this Agreement is terminated even if previously Credit Protected, and "Unprotected" when used in relation to a Debt shall be construed accordingly;

"With Recourse" when used in conjunction with a Debt means that the Bank shall be entitled at any time at its sole discretion to re-assign the Debt to the Client and/or require the Client to repurchase such Debt; and

"Without Recourse" when used in conjunction with a Credit Protected Debt means that the Bank may not re-assign the Debt to the Client and/or may not require the Client to repurchase such Credit Protected Debt, except as expressly provided in this Agreement.

1.2	Unless the context otherwise requires, any reference in this Agreement to:-

(a)	a person includes an individual, a company, partnership, body incorporate, body unincorporated, organisation or association and its successors and assigns;

(b)	the singular includes the plural and vice versa and any gender includes any other genders;

(c)	a document is a reference to that document as amended, supplemented or replaced;

(d)	any provision of any statutory provision includes any change to that statutory provision; and

(e)	"including" and "includes" means including or includes without limitation.

1.3	Any expression defined in these Conditions shall have the same meaning when used in any other provisions of this Agreement (including the Offer Letter).

1.4	The headings in this Agreement are inserted for the ease of reference only. Any schedule to these Conditions shall form part of these Conditions.

STANDARD CONDITIONS FOR INVOICE DISCOUNTING / FACTORING

1.5	Reference to numbered conditions are to conditions in these Conditions.

1.6	In the case of conflict between the provisions of the Offer Letter and those of these Conditions, the provisions of the Offer Letter shall prevail to the extent of the conflict.

2.	Duration of this Agreement

This Agreement shall start on the Commencement Date and will continue until (i) terminated by either the Bank or the Client giving to the other not less than 30 days’ notice or (ii) terminated by the Bank at any time after the occurrence of a Termination Event.

3.	Purchase of Debts

3.1	The Client sells and the Bank purchases all Debts existing on the Commencement Date or arising after the Commencement Date during the term of this Agreement on and subject to the terms of this Agreement.

3.2	The Client hereby assigns the Debts existing on the Commencement Date to the Bank. The ownership of such existing Debts shall vest in the Bank forthwith on the Commencement Date.

3.3	The Client hereby assigns all future Debts arising during the term of this Agreement to the Bank. The ownership of such future Debts will vest in the Bank automatically as soon as they come into existence without the need for any other act of transfer.

3.4	If the ownership of any Debt shall for any reason fail to vest in the Bank, the Client shall hold such Debt on trust for the Bank.

3.5	The Bank may at its sole discretion reject and re-assign any Unprotected Debt to the Client at any time (whether before or after the Client's Notification of such Debt to the Bank).

3.6	If any Debt is re-assigned by the Bank to the Client, the Bank shall be relieved of all its obligations in respect of such Debt and may recover from the Client any amount paid by the Bank (including Prepayment) in respect of such Debt.

3.7	Reassignment of a Debt may be effected by debiting the Notified Value of such Debt from the Sales Ledger Account.

4.	Notification of Debts

4.1	The Client shall, on the Commencement Date, Notify the Bank of the Debts then in existence. Any Debt arising after the Commencement Date shall be Notified by the Client to the Bank as soon as practicable after the Debt comes into existence, and in any event not later than 30 days after the delivery of the Goods relating to such Debt and before the payment due date of such Debt stated on the relevant invoice when the invoice is first Notified to the Bank.

4.2	Each Notification of the Debts referred to in condition 4.1 will constitute specific assignment of each Debt mentioned in such notification and shall be in addition to the general assignment of all Debts effected by condition 3.

4.3	The Client shall promptly provide the Bank with copies of the invoice, evidence of Delivery of the Goods and such other documents, instruments and information (including the contract of sale and/or purchase order) relating to each Debt as the Bank requires.

STANDARD CONDITIONS FOR INVOICE DISCOUNTING / FACTORING

4.4	On the Commencement Date (or as soon as the Bank accepts or approves the relevant Customer for the purpose of this Agreement), the Client shall, for each Customer, at its own expense sign and deliver a notice of assignment notifying the Customer that all of its Debts have been assigned to the Bank and/or an Assignee. If so requested by the Bank, the delivery of the notice of assignment shall be made by the Client through the Bank. The notice of assignment shall be in the form prescribed by the Bank and shall contain the payment instructions that the Bank requires. The Bank may direct that the notice of assignment be sent forthwith to the relevant Customer or be left undated and deposited with the Bank or the Assignee. The Client irrevocably authorises each of the Bank and the Assignee to date and send any notice of assignment held by it on behalf of the Client at any time.

4.5	Unless the Bank otherwise agrees, each invoice for a Debt shall be endorsed with the notice of assignment in the form prescribed by the Bank. The Bank may also require the Client to give any other written notice of assignment relating to a Debt to the relevant Customer.

4.6	If the Bank requests, the Client shall at its own expense execute a formal written assignment of any Debt in a form approved by the Bank. Without affecting the obligations of the Client, the Bank may at any time in its absolute discretion give notice to a Customer of any assignment of Debt without reference to the Client.

4.7	The Client shall pay the Bank on demand any stamp duty or other taxes levied on any transfer of a Debt or otherwise required to render such transfer enforceable in any jurisdiction.

5.	Purchase Price of Debts

5.1	The Purchase Price of each Debt is the Net Invoice Amount of that Debt, subject to adjustments and deductions provided in other provisions of condition 5.

5.2	For any Credit Protected Debt in respect of which a Credit Protection Event occurs, the Purchase Price of such Debt shall be adjusted to be the aggregate of:-

(a)	the amount, if any, actually received by the Bank in clear funds towards the discharge of the Debt prior to the Credit Protection Event; and

(b)	the Credit Cover Percentage of the unpaid invoice amount of the Debt (after deduction of the Excluded Amount) (or its equivalent in any other currency as determined by the Bank) actually due and owing by the Customer at the time of the Credit Protection Event less any First Loss, subject to the deductions provided in other provisions of condition 5. Any amount payable pursuant to sub-clause (b) above may at the absolute discretion of the Bank be converted into the Credit Cover Currency at the Credit Cover Exchange Rate.

5.3	The Bank is only obliged to pay the Purchase Price in relation to a Debt on the day and in the amount as follows:-

(a)	on the Business Day following the Bank's receipt of clear funds towards discharge of the Debt, the Bank is obliged to pay the Purchase Price (or part of it) for the Debt equal to the amount of such clear funds actually received by the Bank in respect of the Debt; and

(b)	where the Debt is a Credit Protected Debt in respect of which any Credit Protection Event occurs, the Bank is obliged to pay the Purchase Price (or part of it) for the Debt

(i)       in the amount stipulated in condition 5.2(a) on the Business Day following the Bank's receipt of the relevant clear funds towards discharge of the Debt; and (ii) in an amount stipulated in condition 5.2(b) on the day falling on the 150th Business Day after the occurrence of the Credit Protection Event.

STANDARD CONDITIONS FOR INVOICE DISCOUNTING / FACTORING

For the avoidance of doubt, the Bank is under no obligation to pay the Purchase Price (or any part of it) for a Debt in the amount(s) over, or at the time prior to the relevant day(s), as stipulated above in this condition 5.3, but the Bank may, at its sole and absolute discretion, provide Prepayments on account of the Purchase Prices of the Debts to the Client on and subject to the terms and conditions of this Agreement.

5.4	The Purchase Price (or any part of it) for a Debt, when paid, shall be first credited towards reduction of the Funds In Use (as reflected by the balance(s) of the Discounting Account(s)). The Bank shall be entitled to convert the Purchase Price for a Debt into the currency in which the Funds In Use (or any part thereof) is denominated at the prevailing spot exchange rate for credit towards the Funds In Use, and the Client shall be solely responsible for any exchange loss suffered as a result. Any payment of Purchase Price of the Debts may only be made in the manner described in condition 5.4 and any payment credited or made by the Bank in accordance with condition 5.4 shall be treated as payment of Purchase Price for the Debts by the Bank to the Client.

5.5	If the Credit Protection Event relates to the Insolvency of a Customer, the Client shall provide satisfactory evidence proving the Insolvency of the Customer before the Bank is obliged to pay the Purchase Price for the unpaid Credit Protected Debt.

5.6	The following sums shall be deducted from the amount payable by the Bank in respect of the Purchase Price:-

(a)	the discounts, credits, deductions, set-offs or other allowances or adjustments taken or claimed by the Customers;

(b)	the Discounting Charges, Service Charges and other fees, charges and commissions payable by the Client;

(c)	all Prepayments made in respect of the Outstanding Debts; and

(d)	all other sums due from the Client to the Bank,

and the Bank is at any time entitled to convert any amount payable in respect of the Purchase Price into the currency in which any of the above sum(s) is denominated at the prevailing spot rate of exchange for the purpose of making the deductions. The Client shall solely be responsible for any exchange losses suffered as a result.

5.7	If, pursuant to the provisions of this Agreement, the Bank re-assigns a Debt (or any part of it) to the Client, the Purchase Price of the Debt shall be adjusted by deducting the amount of the Debt (or any part of it) so re-assigned by the Bank.

5.8	If, at the Client's request, the Bank agrees to pay the Purchase Price, or the Prepayment, of a Debt in a currency other than that of its invoice then:

(a)	the Bank shall calculate the Purchase Price of that Debt by using the prevailing spot selling rate prevailing on the date of receipt of clear funds by the Bank in respect of such Debt; and

(b)	for the purpose of making any Prepayment, the Bank may apply such rate as the Bank may determine on the date of the Client's request for Prepayment and make any adjustment to such Prepayment that may be required after the Bank's receipt of clear funds in respect of such Debt.

STANDARD CONDITIONS FOR INVOICE DISCOUNTING / FACTORING

5.9	The Client undertakes to indemnify the Bank any loss, cost and expense incurred by the Bank in the collection or attempted collection of any such Debt and of the conversion of the currency of the amount received by the Bank in payment of the Debt (including bank charges and commissions) and the Bank may in its discretion add such loss, cost or expenses so incurred by the Bank to the Funds In Use.

5.10	If the Bank has credited or paid the Purchase Price for an unpaid Credit Protected Debt but such Debt subsequently becomes an Unprotected Debt for any reason (including, a Dispute raised by the Customer) or the Bank subsequently discovers that such Debt should be an Unprotected Debt, the Client shall immediately repay such Purchase Price and shall indemnify the Bank against any other losses and damages (including any currency conversion losses) suffered by the Bank as a result thereof. Such amount of the Purchase Price may in the Bank's discretion be added to the Funds In Use.

5.11	If a payment received by the Bank towards discharge of, or in connection with, a Debt is rescinded or must otherwise be returned by the Bank for any reason, the Purchase Price credited in respect of such payment shall be repaid by the Client to the Bank. The amount of such payment may in the Bank's discretion be added to the Funds In Use and the Client shall indemnify the Bank against any other losses and damages (including any currency conversion losses and interest) suffered by the Bank as a result thereof.

6.	Credit Cover Limits and Funding Limits

6.1	The Bank may, at its sole discretion, establish a Credit Cover Limit and/or a Funding Limit in relation to a Customer. In considering the establishment of a Credit Cover Limit and/or a Funding Limit, the Bank (or the Assignee) may investigate the financial status of the Customers and the Client must provide the Bank with the information that the Bank requires. The Client shall not reveal to any person, including any Customers, the existence, amount or condition of any Credit Cover Limits, Credit Cover Percentages or Funding Limit. If no Credit Cover Limit and/or Funding Limit is established with respect to a Customer, the Credit Cover Limit and/or Funding Limit (as the case may be) shall be regarded as nil.

6.2	The Client represents and warrants that the information provided by it under or in connection with this Agreement is complete, true and correct and the Client is not aware of any fact which has not been disclosed in writing to the Bank which might affect the completeness or accuracy of such information. Any Credit Cover Limit or Funding Limit will only be valid for so long as such information remains unchanged. If the Client later becomes aware of any change to the information provided or the Client has knowledge of any negative or adverse information, financial difficulty or the threatened Insolvency of any Customer, the Client undertakes to immediately inform the Bank in writing.

7.	Prepayment of Purchase Price

7.1	The Bank may at its sole discretion (but is not obliged to) make Prepayments in respect of the Outstanding Debts up to the Availability. The proceeds of Prepayments may be credited to any account of the Client maintained with the Bank.

7.2	The Prepayments when made need not identify the particular Outstanding Debts to which the Prepayments relate. The Bank may in its sole discretion from time to time designate and allocate the exact amount of Prepayments made with respect to any particular Outstanding Debts. Without limiting the foregoing, the Bank may designate and allocate the Prepayment amount as having been made in respect of Unprotected Debts in priority to Credit Protected Debts.

STANDARD CONDITIONS FOR INVOICE DISCOUNTING / FACTORING

7.3	Any Prepayments made will be added to the Funds In Use.

7.4	The Client agrees and acknowledges that (i) the Bank is under no obligation to make or maintain the Prepayment with respect to the Outstanding Debts (whether such Debts are Credit Protected or not) and (ii) the Funds In Use (constituted, inter alia, by the Prepayments amount and such other sums due, owing or payable by the Client to the Bank) shall be repayable immediately by the Client to the Bank upon demand. The Client shall, upon demand of the Bank, immediately pay to the Bank the Funds In Use amount. The payment of the Funds In Use amount by the Client shall not affect the Bank's ownership of the Outstanding Debts nor shall it affect the Bank's payment obligations of the Purchase Price expressly provided under this Agreement.

8.	Accounts and Statements

8.1	The Bank will maintain such accounts as it considers necessary to record the transactions under this Agreement, including Sales Ledger Account and Discounting Account.

8.2	The Bank may at its discretion maintain separate Sales Ledger Accounts and Discounting Accounts for each currency. The Bank may at any time notionally convert and combine all such accounts into Hong Kong Dollars or any other currency to calculate the outstanding Funds In Use and the Availability in one single currency. When the Bank has to add together the balances on two or more accounts recording transactions between the Bank and the Client and such accounts are in different currencies, the Bank will use the Exchange Rate for the purpose of calculation of the resulting balance.

8.3	The Bank will credit the Notified Value of every Notified Debt to the relevant Sales Ledger Account as soon as practicable after its receipt of the Notification of such Debt from the Client. The Bank will also debit to the relevant Sales Ledger Account: (i) the payments received by the Bank in respect of the Notified Debts; (ii) credit notes issued by the Client for the Notified Debts; (iii) any discounts, deductions, credits, set-offs or other allowances or adjustments taken or claimed by the Customers for such Notified Debts.

8.4	The amounts of payments (including Prepayments) made by the Bank to the Client and all Discounting Charges, Service Charges and other fees, charges and commissions and all other sums owing or payable by the Client to the Bank under this Agreement shall be credited to the Discounting Account. Any Purchase Price paid by the Bank under this Agreement and the payments received by the Bank from the Client will be debited to the Discounting Account.

8.5	The amounts of Funds In Use will be reflected as the balance(s) shown in the Discounting Account(s). The Client shall immediately pay to the Bank (i) any amount by which the Funds In Use amount exceeds the Funds In Use Limit and (ii) (where the amount of Availability is below zero) the absolute value of such amount.

8.6	Where the total amount of the outstanding Funds In Use is below zero (the absolute value of such amount being "Collected Surplus Funds"), the amount of such Collected Surplus Funds may be payable by the Bank to the Client. But no interest shall accrue on any Collected Surplus Funds. The Bank may, at its sole discretion, credit such Collected Surplus Funds to the Client's other bank account(s) maintained with the Bank without receiving instructions from the Client or may elect to hold such Collected Surplus Funds pending specific instructions from the Client.

STANDARD CONDITIONS FOR INVOICE DISCOUNTING / FACTORING

8.7	The Bank will provide statements to the Client relating to the transactions contemplated under this Agreement at such intervals as the Bank determines. The Client shall promptly examine each statement sent by the Bank. If the Client is of the view that any statement contains any manifest error, it shall immediately notify the Bank. Each statement shall be binding upon the Client in the absence of manifest error provided that such manifest error is notified in writing to the Bank within one month of the date the Client was provided with such statement.

8.8	In any proceedings, the Client agrees that any accounts, records or statements maintained by the Bank and certified by an officer of the Bank relating to this Agreement or the transactions contemplated herein shall be final and conclusive evidence for all purposes as to the sums paid or collected by the Bank in respect of the Debts and as to any other matter stated in such accounts, records or statements in the absence of manifest errors, save that the Bank may amend such accounts, records or statements in the case of any error.

8.9	If, for any reason, any payment received by the Bank or the Assignee has to be refunded or any financial instrument is dishonoured or any other similar circumstance occurs, the Bank shall be entitled to make any adjustment to the relevant accounts, statements and/or records reflecting the same. Such adjustment will be conclusive and binding on the Client and the rights and powers of the Bank shall be as if there had been no such payment, dishonour or circumstance.

9.	Collection of Debts

9.1	The Bank shall have the exclusive right (but shall not be obliged) to collect and enforce payment of any Debt in such manner as it may decide. The Bank or the Assignee may, at the cost and expense of the Client, take such action as the Bank or the Assignee thinks fit to enforce its rights in any Debt. Upon request of the Bank or the Assignee, the Client shall also, at the Client’s own cost and expense, take such action as the Bank or the Assignee requires for collection of any Debt including without limitation employing or nominating any third party agent to collect payment of any Debt or to carry out debt collection activities. The Client undertakes to ensure that the Customers will pay all their Debts to the Bank or as the Bank may direct.

9.2	If the Bank, acting in good faith, and in its reasonable discretion considers appropriate, the Bank may at any time modify the terms of payment, grant time or other indulgence to any Customer and negotiate settlement and compromise claims with Customers or accept payment from a Customer which is less than the amount of the Debt without discharging any of the Client's obligations to the Bank and without liability on the part of the Bank to account for any shortfall. The Client shall accept any reduction in or extinction of payment of the Debts which may result from such compromise or settlement or from any decision by the Bank to treat any Debt as uncollectable.

9.3	Upon the Bank's request, the Client shall take all steps and measures and render such assistance that the Bank may require to avoid, mitigate or minimise the amount of a potential or actual loss and help the Bank to realise any security and/or collect Debts against the Customer or any guarantor, whether or not the Bank may institute any legal proceedings. At its absolute discretion, the Bank may also start, defend or compromise any legal proceedings and the Client will be bound by the Bank's actions and decisions. The proceedings may be in the name of the Bank, the Assignee and/or the Client. The Client will provide to the Bank all evidence that the Bank may at any time need, whether before, during or after any proceedings. The Client will ensure that any witnesses that the Bank needs will attend court hearings. The Bank may also use any alternate dispute resolution procedures including mediation or arbitration. Without prejudice to the foregoing, the Client shall also, upon the request of the Bank or its Assignee, commence legal proceedings against the Customer or a guarantor at the cost and expense of the Client.

STANDARD CONDITIONS FOR INVOICE DISCOUNTING / FACTORING

9.4	If the Client requests the Bank not to institute or continue with proceedings for recovering a Debt, the Bank may (but is not obliged to) agree to the request. If the Bank does agree to such request, the Debt (if it is a Credit Protected Debt) will then immediately become an Unprotected Debt.

9.5	If the Client receives any payment, negotiable instrument or other financial instrument in relation to a Debt, the Client shall immediately inform the Bank and make the payment or deliver the instrument to the Bank. Pending payment or delivery by the Client, the Client shall hold the payment or instrument absolutely on trust for the Bank. The Bank may give notice to anyone about such trust.

9.6	Where the Bank agrees to purchase any Debt without requiring a notice of assignment to be sent to the Customer (that is, the purchase of such Debt on an undisclosed basis), the Bank appoints the Client as its agent to collect and enforce payment of such Debt at the Client’s own expense on the following terms:-

(a)	the Client shall act promptly and efficiently to collect and enforce the Debt and take such actions that the Bank may instruct for collection and enforcement of the Debt;

(b)	the Client shall, upon request, provide the Bank with the evidence of its collection and enforcement action and the details of its collection procedures and records and shall regularly provide the Bank with monthly reports on the progress of its collection in such form and contents as required by the Bank;

(c)	the Client shall not appoint any other person to collect or enforce payment of Debts without the Bank's prior written consent;

(d)	the Client shall, at the request of the Bank, open and maintain a designated account with the Bank for collecting the payment of the Debts;

(e)	the Client shall provide the Bank with duly signed written payment instructions directing all the Customers to pay the amounts owing in respect of the Debts into such designated account and the Bank may send the payment instructions to the Customers;

(f)	the Client shall, at the request of the Bank, undertake any other action necessary in order for payments in respect of the Debts to be made into such designated account;

(g)	if the Client receives a payment in respect of a Debt, it shall forthwith pay the amount received into such designated account or as the Bank may direct without any deduction, and pending such payment, such amounts shall be held by the Client on trust for the sole benefit of the Bank;

(h)	all monies in such designated account shall be held on trust for the absolute benefit of the Bank and on such other terms as the Bank in its discretion prescribes. The Bank is entitled to withdraw and dispose of such monies from such designated account at any time and in any manner as it thinks fit. No withdrawal or transfer of the monies may be made by the Client from such designated account without the prior written consent of the Bank; and

(i)	The Client shall not hold itself out as the Bank's agent other than for collection of the Debts.

STANDARD CONDITIONS FOR INVOICE DISCOUNTING / FACTORING

9.7	The Bank is entitled at any time to terminate the Client’s agency under condition 9.6 and to require notice of assignment regarding any Debt to be given to any Customer. In such event, the Bank may, without reference to the Client, give notice of assignment to any Customer regarding any Debt initially purchased without notice to the Customer and take any collection and enforcement actions as it may decide. The Client shall also procure that the Debts shall be paid directly to the Bank.

9.8	Where any notice of assignment is sent in respect of the Debts but the Bank agrees that the Debts shall be collected and paid into a designated account of the Client maintained with the Bank, the following provisions shall apply:-

(a)	the Client shall open and maintain the designated account with the Bank for collection of the Debts;

(b)	the Client shall, at the request of the Bank, undertake any action necessary for payments in respect of the Debts to be made into such designated account;

(c)	all monies in such designated account shall be held on trust for the absolute benefit of the Bank and on such other terms as the Bank in its discretion prescribes. The Bank is entitled to withdraw and dispose of such monies from the designated account at any time and in any manner as it thinks fit. No withdrawal or transfer of the monies may be made by the Client from such designated account without the prior written consent of the Bank; and

(d)	the Bank has the overriding right at any time to direct any Debt to be paid directly to the Bank.

9.9	If an amount payable to the Bank in respect of a Debt is received in a currency other than the currency of the relevant Debt, the Client shall be liable for any shortfall arising from conversion of the amount received into the currency of the Debt at the Exchange Rate on the date of receipt.

9.10	In the event that the Bank gives consent to the Client permitting a Debt to be collected through any documentary collection (including Documents against Acceptance (“D/A”) or Documents against Payment (“D/P”) collection), the following provisions shall apply:-

(a)	the documentary collection shall be subject to the Uniform Rules for Collections most recently published by the International Chamber of Commerce (“URC”) and the Client shall be bound by, and duly observe, the provisions of URC, provided that in case of conflict between the provisions of URC and this Agreement, the provisions of this Agreement shall prevail and also provided that the Bank shall be entitled to exercise all its rights, powers and authorities under this Agreement notwithstanding that such exercise may conflict with the provisions of URC and the collection instructions given by the Client;

(b)	the Client shall duly declare in writing to the Bank that any particular Debt is to be collected through documentary collection at the time of Notification of Debt under condition 4, and will, upon the request of the Bank, provide such additional instructions and information relating to the documentary collection as the Bank requires;

(c)	the Client shall ensure that (i) the Bank is the remitting bank and that all documents must be sent to the Bank for processing; and (ii) the drawee shall be the Customer;

(d)	in the case of D/A collection, the Client shall ensure that the relevant bills of exchange are payable to the Bank or endorsed in blank and (until the payment of Debt is made in full) in the possession or control of the Bank; and

STANDARD CONDITIONS FOR INVOICE DISCOUNTING / FACTORING

(e)	the Bank shall have no duty to check or verify whether a particular Debt is to be collected through D/A or D/P collection (notwithstanding that the Bank may actually handle the documentary collection) and the Bank will solely rely on the information stated in the Notification submitted by the Client. The Bank will not be treated as waiving any of its rights under this Agreement or as giving prior consent to the documentary collection arrangement for the relevant Debt even if the Bank has accepted the collection instruction of the Client with respect to the Debt.

9.11	In the event that the Bank gives consent to the Client permitting a Debt to be paid by a documentary credit,

(a)	the Client shall promptly deposit with the Bank the original documentary credit relating to the Debt together with all documents required to be presented under such documentary credit so as to enable the Bank to present these documents for payment under the documentary credit;

(b)	the Client shall duly declare in writing to the Bank that any particular Debt is to be paid by a documentary credit at the time of Notification of Debt under condition 4, and will, upon the request of the Bank, provide such additional instructions and information relating to the documentary credit as the Bank requires; and

(c)	the Bank shall have no duty to check or verify whether a particular Debt is to be paid by documentary credit (notwithstanding that the Bank may actually handle the documentary credit) and the Bank will solely rely on the information stated in the Notification submitted by the Client. The Bank will not be treated as waiving any of its rights under this Agreement or as granting prior consent to settle the Debt by the documentary credit even if the Bank has handled such documentary credit.

10.	Disputes

10.1	If any Customer raises a Dispute in relation to a Debt or a Contract of Sale, then:

(a)	the Client must promptly give full details to the Bank; and

(b)	the Client must do its best to procure the settlement of such Dispute promptly; but

(c)	the Bank may also settle or compromise (or require the Client to settle or compromise) the Dispute on such terms as the Bank may acting in good faith and in its reasonable discretion decide and the Client will be bound by such settlement or compromise.

10.2	If the Bank becomes aware that a Customer has raised a Dispute in relation to a Debt or a Contract of Sale, the Bank will (but is not obliged to) send the Client a notice notifying the Dispute. The Client must resolve the dispute within the period stipulated by the Bank in such notice. The Debt will automatically become an Unprotected Debt once the Customer has raised a Dispute in relation to the Debt or the Contract of Sale to which the Debt relates.

10.3	If so agreed by the Bank, the Client will promptly raise a credit note if a Customer is entitled to one.

10.4	The occurrence of any of the events specified in conditions 10.1 to 10.3 shall not affect any of the Bank's rights under this Agreement.

STANDARD CONDITIONS FOR INVOICE DISCOUNTING / FACTORING

11.	Charges and Expenses

11.1	The Client shall pay to the Bank the Discounting Charge which shall accrue on a daily basis on the Funds In Use amounts at the relevant rate specified in the Offer Letter. Where the Bank maintains Discounting Accounts in different currencies, the Discounting Charge shall be calculated on the Funds In Use as reflected by the balance shown in each Discounting Account. However, any such account with a negative Funds In Use amount shall not cause a reduction in the Discounting Charge payable on any other Discounting Accounts.

11.2	The Discounting Charge shall be payable by the Client monthly and shall be added to the Funds In Use.

11.3	The Bank is entitled to a Service Charge for each Debt calculated at the relevant rate specified in the Offer Letter. The Client shall pay the Service Charge when the Client Notifies the Bank of a Debt. No refund of any Service Charge will be made in any circumstances.

11.4	The Client shall pay to the Bank all other fees, charges and commissions as the Bank may prescribe from time to time in respect of the services covered by this Agreement. Such fees, charges and commissions shall be paid by the Client at the time prescribed by the Bank or on demand, whichever first occurs.

11.5	All outstanding fees, charges, commissions and all other sums due and payable by the Client to the Bank under this Agreement shall be added to the Funds In Use and therefore is subject to the payment of the Discounting Charge.

12.	Payment and Allowance

12.1	Any payments by the Bank to the Client may be made by transfer to the account designated by the Client in writing or in other manner agreed between the parties. The Client shall pay to the Bank the standard charge for making such transfer.

12.2	When the Bank receives a payment in relation to a Debt of a Customer, the Bank is entitled to apply the payment in satisfaction of such Debt or any other Debt owed by the Customer in the chronological order of the dates of the Debts or in such other order as the Bank may at its absolute discretion decide. The Bank may apply such payment towards discharge of any Credit Protected Debt in priority to any Unprotected Debt or any Ineligible Debt. The Bank's right under this condition shall override any appropriation by the Customer or the Client.

12.3	The Bank may also appropriate any allowance or credit granted to the Customer towards the discharge of any Credit Protected Debt in priority to any Unprotected Debt or any Ineligible Debt of the relevant Customer.

12.4	All payments due from the Client to the Bank shall be made in immediately available funds free and clear of any right of retention, set-off, counterclaim or any other withholding or deduction. If the Client is required by law to make any withholding or deduction, the Client will pay such additional sum needed so that the Bank receives the full amount due to the Bank under this Agreement.

12.5	The Client agrees that no cheque or bill of exchange or other instrument received by the Bank shall constitute final payment unless and until such cheque or bill of exchange or other instrument shall have been actually and irrevocably collected by the Bank in immediately available funds.

STANDARD CONDITIONS FOR INVOICE DISCOUNTING / FACTORING

12.6	If any payments received by the Bank or the Assignee in respect of, or in connection with, a Debt are declared to be fraudulent or preferential or otherwise invalid and are required to be repaid to a liquidator, trustee, receiver or other person in a proceeding under any insolvency law or otherwise, then to the extent of such recovery, such payment shall be deemed to have not been made and the obligation originally intended to be satisfied thereby shall be revived and continued in full force and effect as if such payment had not been made.

12.7	If the Client fails to pay any sum when due to the Bank, the Bank may charge default interest (at the rate of 8.5% per annum over the best lending rate quoted by the Bank from time to time) on the overdue sum. The default interest shall accrue on a daily basis and shall be calculated, payable and compounded on such basis and in such manner as the Bank may determine at its absolute discretion. The obligation of the Client to pay default interest on an overdue sum shall continue until the overdue sum owing by the Client to the Bank has been paid in full.

13.	Insurance

13.1	The Bank may take out and maintain insurance in relation to the Debts on such terms and with such insurers as it may select. If so required by the Bank, all premiums and other sums necessary for effecting and maintaining any such insurance shall be borne by the Client and added to the Funds In Use.

13.2	The Client shall provide such assistance or cooperation at its own cost as the Bank may reasonably require for taking out, maintaining, complying with and/or making any claim under, any insurance relating to any Debt.

13.3	The Client shall:-

(a)	promptly disclose all material facts and information in any way affecting the risks of payment of any Debt and immediately report any loss or any event likely to cause any loss arising out of non-payment of any Debt;

(b)	at the request of the Bank, take such actions as the Bank or its insurer may require for preventing or minimising losses or for obtaining recoveries in relation to the Debts;

(c)	at the request of the Bank, give full access to the insurer of all documents and records for inspection in connection with the Debts;

(d)	act as a reasonable and prudent uninsured supplier of goods or services and use due care and diligence in executing all contracts, managing all businesses, avoiding or minimising loss and in granting credit to any Customer for whom a Credit Cover Limit has been established;

(e)	promptly inform the Bank upon occurrence of any Customer Default in relation to any Customer, any event of loss or likely to cause loss or any financial difficulty of the Customer, and promptly disclose to the Bank any material knowledge, information or events that could, in the reasonable opinion of a prudent and careful uninsured, be interpreted as adverse and/or negative with regard to any Customer; and

(f)	provide all necessary information and documents to support claims made by the Bank under the insurance.

13.4	Any insurance taken out by the Client in relation to the Debts shall, at the Client's expense, be assigned to the Bank and the Client shall take all such action as the Bank may require to perfect the assignment. Such insurance shall, if so required by the Bank, designate the Bank as a loss payee and/or contain provisions which enable an assignment of such insurance to the Bank without the consent of the insurer. The Client warrants to the Bank that:

STANDARD CONDITIONS FOR INVOICE DISCOUNTING / FACTORING

(a)	the Client has disclosed to the insurer every fact or matter which the Client knows or ought to know might influence the insurer in relation to the issue or continuation of cover under the insurance;

(b)	the Client has deposited or will promptly deposit with the Bank the original or a certified copy of each insurance policy (together with each premium payment receipt issued during the term of this Agreement) and will not agree to any change to the insurance without the prior written consent of the Bank;

(c)	the Client has fully complied with the terms of the insurance;

(d)	the Client has not done or omitted to do anything which might invalidate the insurance and the Client shall not amend the insurance without the prior written consent of the Bank;

(e)	the Client will promptly submit and recover all claims relating to Debts which the Client is entitled to make under the insurance;

(f)	the Client will duly comply with the provisions of the insurance assignment (if any) executed by the Client in favour of the Bank relating to the Debts and the provisions of such insurance assignment are valid, binding and enforceable in accordance with its terms at any time;

(g)	the Client will ensure that the Bank has direct claims against the insurer under the insurance policy and has the right to receive the insurance proceeds under the insurance policy as if the Bank were insured person under the insurance policy;

(h)	the Client will ensure that the Bank will receive the insurance proceeds in full in relation to each unpaid Debt covered by the insurance as soon as practicable and in any event within 60 days from the date of the occurrence of the relevant Credit Protection Event (or within such other extended period as agreed by the Bank) and if the insurance proceeds are not received by the Bank in full by the time stipulated above for whatever reason, such Debt (if it is a Credit Protected Debt) shall automatically become an Unprotected Debt; and

(i)	the Client undertakes to the Bank that the Client will continue to comply with the warranties set out in this condition 13.4 for the duration of this Agreement and will pay any premiums when due, hold any sums received from an insurer in respect of Debts on trust for the Bank and tell the Bank immediately if the insurance shall be cancelled or lapse.

13.5	If the claims of the Bank under any insurance mentioned in condition 13 are delayed, disputed or rejected, or the total proceeds which it is entitled to receive under the insurance are reduced due to any breach by the Client under this Agreement, the Client shall on demand pay to the Bank a sum equivalent to what the Bank would otherwise have received under the insurance. The Client shall indemnify the Bank against all losses suffered by the Bank if any sum received by the Bank under any insurance relating to a Debt is, or becomes, liable to be repaid, refunded or set aside.

STANDARD CONDITIONS FOR INVOICE DISCOUNTING / FACTORING

14.	Returned Goods

14.1	The Client must promptly inform the Bank about all Returned Goods and deal with the Returned Goods strictly to the order of the Bank. The Bank may require the Client to set these aside and marked with the Bank's name as the owner. The Client will then deliver the Returned Goods (together with other items comprised in the Related Rights) to the Bank, or deal with them as the Bank directs.

14.2	The Bank may, without notice, enter any premises where the Bank believes the Returned Goods and any other items comprised in the Related Rights are kept. The Bank has the right to take possession of any Returned Goods and those items comprised in the Related Rights.

14.3	The Bank may sell the Returned Goods on such terms as it deems fit. The proceeds of sale, after deduction of costs and expenses (including legal fees) incurred by the Bank in relation to any taking possession of and sale of such Goods, shall be treated by the Bank as a payment of or on account of the Debt to which such Goods relate.

15.	Supply of Information and Records keeping

15.1	The Client will at the Bank's request make available to the Bank and/or its agent all books, documents, accounts, computer or other records, orders and original correspondence relating to the Debts, their collection and enforcement and the Customers, and will supply, at the Client’s expense, certified copies of any of the above on request. The Client will allow any duly authorised representative or agent of the Bank, at all reasonable times, to attend any premises where the Client carries on business to inspect, check, verify and copy (at the Client’s expense) any of the above.

15.2	The Client shall duly keep all records and documents which evidence the Contracts of Sale and the Debts or which are otherwise necessary or desirable for collection or enforcement of any Debts.

16.	Representations and Warranties

16.1	The Client represents and warrants to the Bank that: -

(a)	the Client has the legal capacity, powers and authority to execute and perform this Agreement and the making and performance of this Agreement and the transactions contemplated hereby will not violate any provision of (a) any law, regulation, order or decree of any governmental authority, agency or court or (b) its constitution or (c) any agreement, contract, mortgage, charge, debenture or other undertaking to which the Client is a party nor might such making and performance with or without the passage of time or the giving of notice of other conditions, constitute any breach or event of default under any of the foregoing or result in the creation, imposition or enforceability of any security interest or encumbrance over any of its assets;

(b)	prior to the making of this Agreement, the Client has disclosed to the Bank every fact or matter known to the Client which the Client knew or ought to have known might influence the Bank in its decision whether or not to enter into this Agreement and, if so, as to the terms of this Agreement;

(c)	this Agreement and transactions contemplated hereby constitute legal, valid and binding obligations of the Client in accordance with their terms under all applicable laws;

STANDARD CONDITIONS FOR INVOICE DISCOUNTING / FACTORING

(d)	each Debt is valid, genuine, undisputed, sustainable and enforceable obligation and indebtedness of the Customer and represents an actual and bona fide sale and completed delivery of Goods made in the Client’s ordinary and regular course of business and in conformity with the description of the Client’s business, the terms of payment and other provisions stipulated in the relevant Contract of Sale and/or invoice (including without limitation the quality, quantity, shipment date, ports and transhipment and the like);

(e)	each Contract of Sale is legal, valid and enforceable in all respects under all applicable laws and regulations and constitutes binding obligations on the Customer in accordance with its terms and the Customer is liable for the payment of the amount stated in each invoice in accordance with the terms;

(f)	each Contract of Sale shall contain such standard terms and conditions as acceptable to the Bank, including the provisions specifying the nature and quantity of the Goods as well as terms of payment and the condition which reserves title and ownership of the relevant Goods to the Client pending payment of the purchase price of the Goods;

(g)	the Client has not sold, encumbered, transferred or otherwise disposed of any Debt to any person other than the Bank and the Debt is free and clear of any Encumbrance or any third party rights or claims and the Bank's ownership in the Debts is valid and perfected in all relevant jurisdictions without any Encumbrance or any third party rights or claims;

(h)	the Client has an unqualified right to assign and transfer to the Bank full ownership of each Debt free from any Encumbrance or any third party rights or claims, and such assignment or transfer is enforceable against the Customer and any other relevant third party and does not violate any applicable law and does not constitute a breach of the Client’s obligation under any agreement to which it is a party;

(i)	each invoice issued by the Client to any Customer relating to a Debt covers Goods which have been actually Delivered and contains, (i) a notice of assignment of the Debt to the Bank or an Assignee (except for Debts which the Bank has agreed to purchase on an undisclosed basis), (ii) term of payment not more than the Maximum Term of Payment, (iii) identification of the Client and the Customer as the contracting parties; and (iv) if the Goods are merchandise, the customary trade particulars as to description, quantity, contract price, shipment date and payment terms of the relevant Goods and if the Goods are services, the nature and terms of services rendered;

(j)	each invoice is or will be issued by the Client within the Maximum Invoicing Period and each Debt is evidenced by a debt instrument or documents which together show that (i) the Goods have been ordered by the Customer, (ii) the sale of Goods has been invoiced, and (iii) the Goods have been duly Delivered to the Customer;

(k)	all such duties, forwarder's fees, storage and shipping charges and insurance and other expenses as are the responsibility of the Client under the Contract of Sale have been fully discharged;

(l)	the Client receives the purchase order(s) in respect of the Goods under each Debt directly from the Customer(s) and has duly and fully performed and discharged its obligations under the Contracts of Sale (including all such duties, forwarder's fees, storage and shipping charges and insurances and other expenses as are the responsibilities of the Client under the Contracts of Sale);

STANDARD CONDITIONS FOR INVOICE DISCOUNTING / FACTORING

(m)	the terms and conditions of each Contract of Sale are evidenced in writing and shall be in a form acceptable to the Bank in all respects (and in particular, it shall contain no prohibition or restriction against the transfer or assignment of the Debts), and each Contract of Sale does not contravene any applicable law or regulation and does not contain any provision which may in any way limit the Bank's rights to directly collect the relevant Debts on the relevant due date from the Customer, and each Debt is not overdue on the Commencement Date or at the time of Notification to the Bank and is denominated in an Eligible Currency;

(n)	each of the Client and the relevant Customer has duly complied with each Contract of Sale and is not in breach of its respective obligations thereunder or any applicable law or regulation;

(o)	each of the Client and the relevant Customer holds, maintains and keeps in its possession all necessary permit, authorisation, licences and authorities (including any import or export licence) and any authorisation pursuant to any exchange control regulation for due performance and enforcement of each Contract of Sale and for payment of the Debts;

(p)	no payment has been received by the Client (or its agent) in respect of the Debt except for the payment already notified by the Client to the Bank in writing on or prior to the Notification of such Debt to the Bank;

(q)	no Customer is or will be a Client's Associate;

(r)	all information supplied or to be supplied to the Bank in connection with this Agreement, each Contract of Sale, each invoice, each Debt and each Customer is and will be true, accurate, timely and complete in all respects and the Client is not aware of any fact which has not been disclosed in writing to the Bank which might have a material effect on any such information and the Client is not aware of any event that may reasonably be expected to result in non-payment or delay in payment of the Debt when the Client Notifies the Debt;

(s)	no Contract of Sale has been or shall be effected on terms requiring payment by documentary credit (other than standby letters of credit) or cash against documents or any kind of sales for cash or documentary collection (including D/A and D/P collection), except with the Bank's prior written approval;

(t)	at the time when a Debt is Notified by the Client to the Bank, the Client has no reason to believe that the Customer is or may be unable to meet its payment or any other contractual obligations relating to the Debt;

(u)	no Dispute has arisen and no Customer has repudiated, rescinded, or claimed damages in respect of any Contract of Sale and no Debt is or will be the subject of any counterclaim, set-off or other equity, or is or will be subject to any credit, discount or allowance except as shown on the face of the relevant invoice;

(v)	if any Debt is due but unpaid, the Bank and/or the Assignee will be entitled to bring legal proceedings, file a proof of debt, commence any insolvency or bankruptcy proceedings, apply for winding up order and/or obtain judgment against the Customer in the courts of the Customer’s country in respect of such Debt; and

(w)	no Termination Event or prospective Termination Event has occurred.

STANDARD CONDITIONS FOR INVOICE DISCOUNTING / FACTORING

(x)	neither the Client nor any of its subsidiaries, directors, officers, employees, agents, or affiliates is an individual or entity (“Person”) that is, or is owned or controlled by Persons that are, (i) the subject of any sanctions issued, administered or enforced by the US Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the US Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, the Hong Kong Monetary Authority, or any other relevant issuing or enforcement body that may be applicable in a local jurisdiction (collectively, “Sanctions”), or (ii) located, organised or resident in a country or territory that is, or whose government is, the subject of Sanctions;

(y)	the Client will not, directly or indirectly, use any benefit derived from this Agreement to fund any activities or business of or with any Person, including a Customer, or in any country or territory, that is, or whose government is, the subject of Sanctions; or in any other manner that would result in a violation of Sanctions by any Person;

(z)	the Client certifies its compliance in all material respects with foreign and domestic laws and regulations, including Sanctions, pertaining to each jurisdiction in which it operates and to each Debt;

16.2	The Client also represents and warrants to the Bank that the foregoing representations and warranties in condition 16.1 above will be true and accurate throughout the term of this Agreement with reference to the facts and circumstances subsisting from time to time.

17.	Undertakings

17.1	The Client undertakes and agrees with the Bank that the Client will: -

(a)	at the Client's own cost and expense, perform punctually and fully all its obligations under the Contracts of Sale and at the Bank's request, provide satisfactory evidence of complete performance of the Contracts of Sale;

(b)	immediately disclose to the Bank:

(i)	any change or contemplated change in the control or ownership of the Client or its business or trading name;

(ii)	details of any Insolvency action or proceedings threatened or pending against the Client or the Customer;

(iii)	any material information about the creditworthiness and financial position of a Customer and such other information of a Customer as the Bank requires;

(iv)	any material change in the information provided by the Client to the Bank under this Agreement;

(v)	the occurrence of any event which may cause non-payment of a Debt when due;

(c)	not (i) grant any discount, allowance or credit to a Customer; (ii) change to a less secured payment term of any Debt; (iii) extend the due date for payment of any Debt; and/or (iv) waive all or part of the Debt or give up any of the Client’s rights or guarantees, in respect of all or any part of the Debt unless with the Bank's consent and will not issue or agree with the Customer to issue any credit note against the Debt if the Bank has notified the Client not to do so;

STANDARD CONDITIONS FOR INVOICE DISCOUNTING / FACTORING

(d)	in the case of any credit note issued by the Client, promptly notify the Bank of the details of the credit note;

(e)	use best endeavours to ensure the due and punctual payment by Customers to the Bank or the Assignee of all Debts and at the request of the Bank, take all reasonable steps as required by the Bank for recovery of the Debts;

(f)	ensure that Notified Value of each Debt shall be the same as the Net Invoice Amount of such Debt at the time of Notification by the Client;

(g)	in the case of cash against documents sales approved by the Bank, retain full control over the Goods (and their title documents) prior to payment by the Customer;

(h)	ensure that no details relating to any request for a Credit Cover Limit or the Bank's response to such request shall be disclosed to the relevant Customer or any other person;

(i)	comply with any procedures which the Bank communicates to the Client for the day- to-day operation of the services and/or transactions contemplated under this Agreement;

(j)	not amend or permit any amendment to the terms of any Contract of Sale or the relevant invoice without the Bank's prior written consent;

(k)	promptly inform the Bank of any Termination Event or prospective Termination Event or any payment default or financial difficulties of any Customer;

(l)	promptly take such actions at its own expense to perfect and protect the rights, powers and interest of the Bank under this Agreement and promptly take such steps as the Bank may require for facilitating the protection, exercise or enforcement of any right or power of the Bank under this Agreement;

(m)	use due care and diligence and take all measures to prevent and minimize the loss caused by any actual or prospective non-payment by the Customer in respect of the Debts (including, ensuring that all rights against the Goods, the Customers and third parties are properly preserved and exercised);

(n)	promptly execute all such documents, and do all such things as the Bank may require in respect of any Debt in order to perfect the Bank's or the Assignee's ownership of the Debts or to protect or enforce the Bank's or the Assignee's rights over the Debts;

(o)	not sell, assign, transfer, discount, charge or otherwise dispose of any of its rights, title or interest in and to any Contract of Sale or any Debt (whether existing now or arising in the future) except pursuant to this Agreement or in favour of the Bank;

(p)	comply with all data protection, privacy and similar laws applicable to any information relating to the Customers and the Debts and will take all reasonable actions appropriate under such laws to enable and facilitate the Bank to use, process and transfer such information;

(q)	keep proper books and records of account and make appropriate entries in them to show the sale to the Bank of the Debts;

(r)	not enter into any agreement for the factoring or discounting or otherwise for the sale or assignment of any Debt except with the Bank;

STANDARD CONDITIONS FOR INVOICE DISCOUNTING / FACTORING

(s)	ensure that any distribution, franchise or similar arrangement between the Client and the Customer shall remain in full force and effect and such arrangement shall not be terminated without prior written consent of the Bank;

(t)	not accept any reduction, compromise, settlement, agreement, composition, rescheduling of Debts or Returned Goods unless with the Bank’s prior written consent;

(u)	file all necessary tax returns in relation to any Goods or any Contract of Sale, and promptly pay all taxes adjudicated to be payable on such returns; and

(v)	not take or omit to take any action which will reduce or impede full recoveries in respect of any Debt and will not do or omit to do anything which would prejudice the interest of the Bank or the Assignee in respect of any Debt or the effectiveness of this Agreement.

(w)	while any Debt is outstanding, it will maintain operational procedures to ensure that it does not breach any Sanction or other law or regulation applicable to it.

(x)	the Client will promptly notify the Bank of any circumstance in connection with a Debt that may relate to money laundering, terrorist financing, bribery, corruption, tax evasion or Sanctions.

17.2	The Client shall provide the Bank with its audited financial statements for each financial year as soon as they are available but in any event within 180 days after the end of each of its financial year.

18.	Termination

18.1	The Bank shall have the right to terminate this Agreement immediately by notice to the Client at any time if any of the following Termination Events happens: -

(a)	the Client breaches any term of this Agreement;

(b)	the Client breaches any term of any other agreement between the Client and any member of the Bank's Group which the Bank, at its sole discretion, considers material;

(c)	any of the representations or warranties given by the Client in this Agreement and/or any other agreement or document relating to the Debts is inaccurate or untrue;

(d)	the Client becomes Insolvent;

(e)	any person which has given the Bank a guarantee, indemnity or security in respect of the Client’s obligations under this Agreement or any other agreement between the Client and any member of the Bank's Group, becomes Insolvent or terminates that guarantee, indemnity or security;

(f)	there is any change in the ownership, control, constitution or composition of the Client which the Bank, at its sole discretion, considers material;

(g)	there is any adverse change in the overall financial condition or business performance of the Client which the Bank, at its sole discretion, considers material;

STANDARD CONDITIONS FOR INVOICE DISCOUNTING / FACTORING

(h)	any creditor enforces any security over all or any part of the Client's assets or undertaking;

(i)	the Client ceases or threatens to cease to carry on business;

(j)	distress, execution or similar proceedings is or are levied against the Client;

(k)	any provision of this Agreement and/or any other agreement or document executed by the Client relating to the Debts ceases to be in full force and effect or the Client contests or repudiates in any manner the validity or enforceability of any provision of this Agreement and/or any other agreement or document executed by the Client relating to the Debts or denies that it has any or further liability or obligation under this Agreement and/or any other agreement or document executed by the Client relating to the Debts;

(l)	this Agreement shall for any reason cease to create a valid and perfected first priority ownership interest in the Debts in favour of the Bank or the Client or the Customer asserts such invalidity or lack of perfection or priority; and

(m)	any other event occurs or circumstance arises which, in the Bank's sole opinion, is likely to adversely affect the Client’s ability to comply with its obligations under this Agreement.

18.2	Upon or at any time after a Termination Event (whether or not the Bank exercises its right to terminate this Agreement) the Bank may, with or without giving written notice to the Client:-

(a)	reduce the Funds In Use Limit, Prepayment Percentage and/or Funding Limit to zero or to such other figure as the Bank shall decide in its sole discretion;

(b)	cancel all Credit Cover Limits;

(c)	designate all or any of the Credit Protected Debts as Unprotected Debts and/or designate all or any of the Eligible Debts as Ineligible Debt;

(d)	withhold payment of the Purchase Price and/or Prepayment of any Debt to the Client;

(e)	require the Client to repurchase all the Outstanding Debts at a price equivalent to the total outstanding Funds In Use amounts as reflected in the balance(s) of the Discounting Account(s) plus all other sums which the Client owes to the Bank under this Agreement or any other agreement, provided that the ownership of the Outstanding Debts will continue to belong to the Bank until the Client has paid the repurchase price of the Outstanding Debts to the Bank in full; and

(f)	increase the relevant rate of the Discounting Charge by such percentage as the Bank may specify from time to time.

18.3	Upon termination of this Agreement for whatever reason:

(a)	all Credit Protected Debts shall automatically become Unprotected Debts;

(b)	the Client shall, if so required by the Bank, immediately repurchase all the Outstanding Debts from the Bank at a price equivalent to the total outstanding Funds In Use amounts plus all other sums which the Client owes to the Bank under this Agreement or any other agreement;

STANDARD CONDITIONS FOR INVOICE DISCOUNTING / FACTORING

(c)	the ownership of all Debts coming into existence prior to the termination of this Agreement will continue to belong to the Bank until and unless (after the Bank has required the Client to repurchase the Outstanding Debts under condition 18.3(b)) the Client has paid the repurchase price of the Outstanding Debts to the Bank in full under condition 18.3(b); and

(d)	the respective rights and obligations of the parties under this Agreement arising from or in respect of (i) any transaction which has commenced prior to the termination of this Agreement or (ii) any Debt purchased by the Bank shall continue to apply and will remain in full force and effect notwithstanding the termination.

18.4	Any repurchase price payable under condition 18.2 or condition 18.3 shall be immediately due and payable by the Client to the Bank upon the Bank requiring the Client to repurchase the Outstanding Debts.

18.5	The Client will indemnify the Bank against all losses suffered by it in connection with any claim by a Customer to repayment of any sum paid to the Bank by mistake or for a consideration which has wholly failed or which is set aside or refunded (whether in whole or in part) for whatever reason, whether such claim shall be communicated to the Bank before or after the termination of this Agreement or the making of any payment under condition 18.3(b).

18.6	Each indemnity in this Agreement is a continuing obligation and survives the termination of this Agreement.

19.	Power of Attorney and Further Assurance

19.1	The Client shall perform such further acts and execute and deliver such further documents as the Bank may require to implement the purposes of and perfect this Agreement and/or any of the transactions contemplated by this Agreement.

19.2	To secure the performance of the Client's obligation under this Agreement, the Client irrevocably and severally appoints the Bank, the Assignee and any person nominated by the Bank or the Assignee as its attorney (with full power of delegation and substitution) in its name or otherwise on its behalf to perform such acts and execute such documents as the attorney may at its sole discretion deem necessary for the carrying out of any obligation imposed on the Client under this Agreement or to facilitate the exercise of the rights and powers conferred on the Bank under this Agreement, including the following:-

(a)	to execute or sign such deeds or documents as the Bank or the Assignee may reasonably consider necessary to effect a legal assignment of or otherwise perfect the Bank's or the Assignee's title to any Debts under this Agreement;

(b)	to endorse in favour of the Bank or the Assignee any negotiable instrument drawn in favour of the Client for payment of any Debts; and

(c)	to institute, conduct or defend proceedings and to perform such other acts in the name of the Client as the Bank or the Assignee may consider necessary in order to effect collection of any such Debts so assigned.

19.3	The authority and powers granted under condition 19.2 shall continue both during and after the term of this Agreement. The Client agrees to ratify any act performed pursuant to such authority and powers.

STANDARD CONDITIONS FOR INVOICE DISCOUNTING / FACTORING

20.	Limitation on Liability

The Bank shall not be liable to the Client for any action taken or not taken by it unless directly caused by the Bank's gross negligence or wilful misconduct.

21.	Variation

The Bank may at any time, at its sole discretion, by notice to the Client unilaterally vary, amend or replace all or any of the terms of this Agreement, including without limitation, any Credit Cover Limit, Funding Limit, Credit Cover Percentage, Funds In Use Limit, Prepayment Percentage, Concentration Percentage, Credit Protection Event, Maximum Term of Payment, Maximum Extension Period and/or First Loss. Any such variation shall take effect from a date specified by the Bank in the notice, but no such variation under this condition will affect any Credit Protected Debts coming into existence and directly arising from Goods Delivered before the effective date of the notice of variation.

22.	Interfactoring Arrangement

22.1	The Bank may sell assign or otherwise transfer a Debt to a factoring company, financial institution, other agent or service provider (whether within or outside Hong Kong) (the "Correspondent Factor") in its absolute discretion. In such a case, the Bank's rights shall remain unchanged and any payment by the Customer to the Correspondent Factor shall not be treated as having been received by the Bank until the proceeds of such payment are actually received by the Bank.

22.2	All costs, fees and other sums paid by the Bank for effecting and maintaining the Interfactoring Arrangement for the Debts shall be borne by the Client and added to the Funds In Use.

23.	Information and Disclosure

23.1	The Client confirms that all information given to the Bank for the purpose of this Agreement and every transaction is true and complete. The Client will promptly notify the Bank of any material change to that information. The Client authorises the Bank to contact any sources including the Client's banks to obtain or verify any information.

23.2	The Client agrees that the Bank may from time to time transfer or disclose any information concerning the Client or the Client's relationship with the Bank to the Bank's holding companies, branches, offices, subsidiaries, representative offices, affiliates, associated companies, agents or any other entities within the Bank’s Group and any third parties (including any networks, exchanges and clearing houses) selected by the Bank or any of them (each a "transferee"), wherever situated, for its business or operation purposes. The Bank and any of the transferees may transfer and disclose any such information to any person as required by any law, court, regulator or legal process in Hong Kong or any relevant overseas jurisdictions. If the Client is comprised of an individual, this condition will apply to the Client subject to condition 23.6 and the Bank's Notice to Customers relating to the Personal Data (Privacy) Ordinance. The rights of the Bank under this condition are without prejudice to the rights of the Bank under any other agreement with the Client.

23.3	The Client consents that the Bank may also disclose the information about the Client and any actual or potential Customer to any actual or potential insurer, factor and/or any third party credit protection provider as the Bank considers appropriate.

23.4	The Client consents to the Client's information being used, processed and stored in or outside Hong Kong by third parties on behalf of the Bank. The Bank will contract with the third parties to take reasonable care to keep the Client's information confidential and to observe, in conformity with local laws and regulations, the requirements of the Personal Data (Privacy) Ordinance. Local and overseas regulatory and judicial authorities may in certain circumstances have access to the Client's information.

STANDARD CONDITIONS FOR INVOICE DISCOUNTING / FACTORING

23.5	The Client consents and acknowledges that the Bank may provide the following information/documents to any actual or potential guarantor(s) or security provider(s) in respect of the Client's obligations and liabilities owing to the Bank:

(a)	any financial information concerning the Client;

(b)	a copy of the contract evidencing the obligations to be guaranteed or secured or a summary thereof;

(c)	a copy of any formal demand for payment which may be sent to the Client; and

(d)	from time to time on request of the guarantor(s) or security provider, a copy of the latest statement of account or other information showing the financial status of the Client and/or facilities/services provided to the Client.

23.6	If the Client is comprised of an individual, the Client acknowledges receipt of the Bank's Notice to Customers relating to the Personal Data (Privacy) Ordinance and agrees that the contents of the Bank's Notice to Customers relating to the Personal Data (Privacy) Ordinance (as the same may be amended from time to time) shall be binding on the Client.

23.7	The Client acknowledges and agrees that some services, operational and processing procedures relating to the transactions/services provided by the Bank to the Client may from time to time be outsourced by the Bank to the Bank's regional or global processing centers, holding companies, branches, subsidiaries, representative offices, affiliates, agents and third parties selected by the Bank or any of them, wherever situated, and these service providers may from time to time be given access to information relating to the Client and the transactions and services provided by the Bank to the Client for the purpose of or in relation to the services and procedures they perform.

23.8	The Client acknowledges and agrees that:

(a)	the Bank’s Group and service providers to the Bank’s Group are required to act in accordance with the laws and regulations of various jurisdictions, including those which relate to Sanctions and the prevention of money laundering, terrorist financing, bribery, corruption and tax evasion;

(b)	the Bank may take, and may instruct other members of the Bank’s Group to take, to the extent it is legally permitted to do so under the laws of its jurisdiction, any action (a “Compliance Action”) which it, in its sole discretion, considers appropriate to act in accordance with Sanctions or domestic and foreign laws and regulations. Such Compliance Action may include but is not limited to the interception and investigation of any payment, communication or instruction; the making of further enquiries as to whether a person or entity is subject to any Sanctions; and the refusal to process any transaction or instruction that does not conform with Sanctions; and

(c)	neither the Bank nor any member of Bank’s Group will be liable to the Client for any loss, damage, delay, or a failure of the Bank to perform its duties under this agreement arising out of or relating to Compliance Action taken by the Bank or any member of the Bank’s Group in its sole discretion.

STANDARD CONDITIONS FOR INVOICE DISCOUNTING / FACTORING

24.	Set-off and Debit

24.1	The Bank may, at any time and without prior notice to the Client or any other persons, set-off, combine and/or apply any amount to which the Client is entitled on any account of the Client with the Bank or any member of the Bank's Group, and any liability at any time owing or payable by the Bank or any member of the Bank's Group to the Client, in or towards satisfaction of any amount payable or liability owing by the Client to the Bank or any member of the Bank's Group. If the amounts or liabilities subject to set-off are in different currencies, the Bank may convert the relevant amount or liability at the Exchange Rate for the purpose of set-off.

24.2	For the purpose of condition 24.1, the Bank is authorised to purchase, at the Exchange Rate, such other currencies as the Bank at its sole discretion may deem necessary with the monies standing to the credit of any such account. This provision shall not prejudice or affect any lien, set-off or other right to which the Bank may otherwise be entitled.

24.3	For the purpose of set-off, the Bank may make a reasonable estimate of the Client's liability the amount of which cannot be immediately ascertained.

24.4	At any time the Bank may combine any two or more accounts held by the Bank in the Client's name and if the Bank so decides, the Bank may combine any such account held by the Bank with any such account held by any member of the Bank's Group.

24.5	Where (i) any monetary liability is in a currency other than that of the relevant account or (ii) accounts held in different currencies are to be combined, then the Bank may apply the Exchange Rate at the time of the debit or combination.

25.	Client's Instructions

25.1	The Bank is authorized to act on the instructions of the Authorized Person(s).

25.2	The Bank may, at its discretion, accept instructions believed by it to have emanated from the Authorized Person(s) and, if it acts in good faith on such instructions, such instructions shall be binding on the Client and the Bank shall not be liable for doing so, whether or not the instructions were given by the Authorized Person(s) and the Bank shall not be under any duty to verify the identify of the person(s) giving those instructions.

25.3	The Bank reserves the right to refuse to act on the instructions of the Client if, in its opinion, there are grounds for doing so.

26.	Indemnity

26.1	The Client shall indemnify the Bank (on a full indemnity basis) against all losses, liabilities, damages, costs and expenses which the Bank may incur in connection with this Agreement or as a consequence of any breach by the Client of any of its obligations under this Agreement.

26.2	The Client will indemnify and keep indemnified the Bank (on a full indemnity basis) against any claim or counterclaim of whatsoever nature by a Customer in respect of or arising out of a Debt and all costs and expenses suffered or incurred by the Bank in connection with or arising out of any such claim, and the Client shall pay to the Bank, without any deduction whatsoever, the amount of all losses, damages, costs, charges and expenses so suffered or incurred by the Bank.

26.3	The Client shall pay to the Bank the amount of all costs, charges and expenses of whatsoever nature which may be incurred by the Bank or Assignee or any other person in collecting or enforcing or attempting to collect or enforce the Debts, or in performing any of the obligations assumed by the Client under this Agreement.

STANDARD CONDITIONS FOR INVOICE DISCOUNTING / FACTORING

26.4	The Client will indemnify the Bank for all losses, costs, damages, claims, actions, suits, demands and liabilities (together, the “Losses”) suffered or incurred by or brought against the Bank arising out of or relating to any Compliance Action, unless such Losses are solely and directly caused by the gross negligence or wilful misconduct of the Bank.

27.	eReceivableFinance Facility

In order to facilitate communication between the Bank and the Client, the Bank may provide the Client with a eReceivableFinance Facility without any responsibility or liability on the Bank's part and the Client agrees:-

(a)	to be bound by the terms and conditions prescribed by the Bank applicable to the provision of the eReceivableFinance Facility;

(b)	to return the equipment, software and other materials in connection with eReceivable Finance Facility to the Bank immediately upon the termination of this Agreement; and

(c)	to indemnify the Bank against any loss or damage arising from the provision or use of eReceivable Finance Facility.

28.	Assignment

28.1	The Client may not assign or transfer any of its rights or obligations under this Agreement. The Bank may transfer any of its rights and/or obligations hereunder to any other person, including its rights and/or obligations in respect of any Debt. To the extent that such transfer relates to the Bank's obligations, the Bank shall be relieved from such obligations as from the effective date specified in the transfer notice from the Bank to the Client.

28.2	The Client agrees that if the Bank sells, assigns or otherwise transfers a Debt to a Correspondent Factor:

(a)	the collection and enforcement of that Debt may be carried out by the Correspondent Factor for such purpose; and

(b)	it shall observe and carry out such additional requirements and procedures as may be reasonably required by the Correspondent Factor under the Interfactoring Arrangement from time to time.

28.3	This Agreement shall continue notwithstanding any change in the name or constitution of the Bank or by its absorption or amalgamation with any other company.

29.	Notices

29.1	All notices or other communications in connection with this Agreement are to be sent at the Client’s risk. The Bank does not assume any responsibility for any inaccuracy, interruption, error or delay or total failure in transmission or delivery by post, facsimile or other written form of electronic communication.

29.2	All notices or other communications from the Bank to the Client will be deemed to be received by the Client:

(a)	when left at any of the Client's addresses on the Bank's record, or 48 hours after mailing to such address or 7 days if the address is overseas;

(b)	when sent by electronic mail or message or facsimile to any of the Client's email addresses or equipment or facsimile number on the Bank's record;

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(c)	when communicated including by leaving a voice message, if by telephone or other oral communication,

notwithstanding return through the post (in the case of a mailing), or the dissolution, death or incapacity of the Client.

29.3	Any notice or other communication to the Bank must be given in writing and addressed to the manager of the branch of the Bank through which the relevant banking services are provided to the Client and shall be deemed to have been given only on actual receipt.

30.	Severability

If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, that will not affect:

(a)	the validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(b)	the validity or enforceability in other jurisdictions of that or any other provision of this Agreement.

31.	Governing Law and Jurisdiction

This Agreement is governed by and construed in accordance with the laws of Hong Kong and the parties agree to submit to the non-exclusive jurisdiction of the Hong Kong courts.

32.	Miscellaneous

No person other than the Client and the Bank will have any right under the Contracts (Rights of Third Parties) Ordinance to enforce or enjoy the benefit of any of the provisions of this Agreement.

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CREDIT PROTECTION SCHEDULE

1.	A Notified Debt may, subject to other provisions of this Agreement, be a Credit Protected Debt if it is within a Credit Cover Limit relating to that Customer when aggregated with all other Notified Debts owing by the same Customer. Where any Notified Debt is not denominated in the same currency as the Credit Cover Limit, such Debt may be notionally converted into the currency of the Credit Cover Limit (at such exchange rate determined by the Bank from time to time or as otherwise advised in the Customer Limit Advice) for determining whether such Debt or other Notified Debt owing by that Customer is within the Credit Cover Limit or not.

2.	Notwithstanding paragraph 1 above, the following Notified Debts shall be Unprotected Debt:-

(a)	the Debts in excess of a Credit Cover Limit and the Debts for which no Credit Cover Limit exists;

(b)	the Debts for which a Credit Cover Limit has been cancelled, invalid or ineffective at the time prior to the Debts coming into existence or prior to the shipment or delivery of the Goods to which the Debts relate;

(c)	any Debt relating to mould, tooling and samples;

(d)	any Debt relating to the sale of Goods to the Client's Associate, to a private individual or to any member of the Bank's Group (or any person in which any such member has control or has a substantial financial interest);

(e)	any Debt relating to the Contract of Sale under which the Goods are to be despatched to, services are to be performed in, or payment is to be made from a country other than the Customer's country, unless otherwise agreed by the Bank;

(f)	any Debt where its loss for non-payment is capable of being covered by other insurances held by the Client or from which the Client may be entitled to benefit or receive payment;

(g)	any Debt which has been Outstanding on the Commencement Date or at the time when the Credit Cover Limit is established (except where the Bank otherwise agrees);

(h)	any Debt with advance or cash with order payment;

(i)	any Debt relating to the Contract of Sale in which the sale of Goods or provision of the services fall outside the Client's usual business activity;

(j)	any Debt owing by a Customer arising after such Customer has failed to pay any other Debt which is past due after the expiry of the Maximum Extension Period (or such other period determined by the Bank);

(k)	where any insurance is or is intended to be taken out by the Client in relation to a Debt,

(i)       any such Debt which is due but unpaid for any reason, cause or circumstance not expressly insured and covered under such insurance or (ii) any such Debt in respect of which the insurer under the insurance refuses or indicates its intention to refuse payment of claim in respect of the non-payment of such Debt;

(l)	(i) any Debt being the subject of a Dispute between the Client and the relevant Customer (whether or not the Dispute is subsequently resolved or settled) and (ii) any other Debt owing by the same relevant Customer (unless such Debt is proved to the satisfaction of the Bank that it is not connected with the Dispute and its payment in full will not be in any way affected by the Dispute);

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(m)	any Debt in respect of which the payment by the relevant Customer is or becomes prohibited, restricted or suspended by reason of an Extraordinary Event;

(n)	any Debt in respect of which the Client is in breach of any of its representations, warranties or obligations in relation to the Debt;

(o)	any Debt which is, on the Commencement Date or at the time of its coming into existence, owing by a Customer in respect of which any Customer Default occurs;

(p)	any Debt owing by the Customer which is subject to any event or matter described in paragraph (A) of the definition of “Insolvency” at the time when the Bank establishes the Credit Cover Limit in respect of such Customer;

(q)	any Debt in respect of which the proceeds are not received by the Bank due to the Insolvency or any act on the part of any agent (including but not limited to any carrier, bank or financial institution) of the Customer or due to any fraudulent act, illegal conduct or breach of the Customer or the Client or any of their agent(s);

(r)	any Debt which is past due on the Commencement Date or on the date when the Bank establishes Credit Cover Limit relating to the Customer owing such Debt;

(s)	any Debt in relation which the Customer does not accept the Goods sold to it or for which the Customer is not liable for payment in full under the invoice relating to such Debt in accordance with its payment terms (or, if the Customer is Insolvent, the Customer's liquidator or equivalent does not accept a proof of debt for the unpaid invoice relating to such Debt) or which is subject to any deduction or withholding of whatever nature;

(t)	any Debt which is the result of or relates to a fraudulent set up (or alleged fraudulent set up) whichever person or party has initiated it;

(u)	any Debt in respect of which the payment by the relevant Customer is affected by any event in the jurisdiction which is outside the Customer’s location but in which the Goods are delivered or the services are provided or from which the payment of Debt is to be made;

(v)	any Debt which is designated in the Customer Limit Advice as an Unprotected Debt or in relation to which the Client does not comply with any term or condition specified in the relevant Customer Limit Advice; or

(w)	any Debt which fails to satisfy any eligibility criteria determined by the Bank for a Credit Protected Debt or which is otherwise designated by the Bank (acting in its sole discretion) as an Unprotected Debt.

3.	If the total of Outstanding Notified Debts owing by a Customer is in excess of any Credit Cover Limit for that Customer, the Notified Debts shall be treated as Credit Protected or Unprotected in the chronological order of due dates or in such other order as determined by the Bank in its sole discretion from time to time. Upon payment of a Credit Protected Debt, a Notified Unprotected Debt which then comes within the Credit Cover Limit may (subject to other provisions of this Agreement) become a Credit Protected Debt.

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4.	The Bank may, in its absolute discretion, specifically refuse to accept any Debt as a Credit Protected Debt notwithstanding any other provision in this Agreement. The Bank will inform the Client of its refusal as soon as practicable after the Client's Notification of such Debt to the Bank.

5.	The Bank may at its sole discretion vary or cancel a Credit Cover Limit. Any variation or cancellation of a Credit Cover Limit under this condition shall not affect any Credit Protected Debt directly arising from Goods Delivered prior to the variation or cancellation. But any Debt coming into existence, or arising from Goods Delivered, after the cancellation of a Credit Cover Limit shall be an Unprotected Debt.

6.	If (i) a Customer Default occurs; or (ii) the Bank determines that the Customer's financial position has deteriorated, then the Credit Cover Limit for that Customer shall be immediately treated as being ineffective in relation to any Debt of that Customer coming into existence thereafter and such Debt will be an Unprotected Debt.

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